EXHIBIT 5
                                                              November 29, 2001

ConSyGen, Inc.
125 South 52nd Street
Tempe, AZ 85281

         Re:      ConSyGen, Inc., a Texas corporation ("Company")
                  Registration Statement on Form S-8

Gentlemen:

         We are delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 3,250,000 shares of the Company's Common Stock, $.003 par value per share (the "Shares"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

         The Shares covered by the Registration Statement are issuable under the Company's Amended and Restated 2000 Combination Stock Option Plan (referred to herein as the "Plan").

         In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         1. a certificate from the Secretary of State of the State of Texas dated August 6, 2001 as to the legal existence and good standing of the Company;

         2. a copy of the Articles of Incorporation of the Company, as amended to date, as certified by the Secretary of State of the State of Texas on August 6, 2001, along with a certificate of the Secretary of the Company that there have been no further amendments thereto;

         3. a copy of the Amended and Restated By-laws of the Company, certified by the Secretary of the Company as presently being in effect;

         4. certain proceedings of the directors of the Company relative to the Plan and Options granted under the Plan;

         5. the Plan;

         6. a letter of recent date from the Company's transfer agent as to the issued and outstanding shares of the Company's Common Stock, $.003 par value per share;

         7. a representation letter dated November 27, 2001 from each of the Company and a consultant regarding, among other things, the circumstances under which the options are being issued; and

         8. the Registration Statement.

         We have assumed, for the purposes of our opinion herein that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.

         We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

         In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinion hereafter expressed is based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

         We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

         We understand that the Company offered to issue to two prospective employees as an inducement to employment, options to purchase an aggregate of 2,000,000 shares of the Company's Common Stock. We understand that such offers of employment were accepted. Such persons have since left the employ of the Company. We understand that the Board of Directors of the Company never authorized or approved the issuance of such stock options to such persons. Accordingly, we have assumed, for the purposes of this opinion, that no shares of Common Stock have been issued or reserved for issuance for such purpose.

         We also understand that the Company entered into an agreement to issue a consultant warrants to purchase 1,100,000 shares of its Common Stock. We understand that such warrants have not been issued to such consultant, that the Company does not believe that such consultant is entitled to such warrants, and that the Board of Directors of the Company never authorized or approved the issuance of any such warrants. Accordingly, we have assumed, for the purposes of this opinion, that no shares of Common Stock have been issued or reserved for issuance for such purpose.

         We understand that a former director of the Company surrendered an aggregate of 5,300,000 shares of the Company's Common Stock to the Company. We understand that the Company has informally agreed to return such shares to such person, but that no date by which the shares must be returned has been specified or agreed. Further, we understand that the Board of Directors of the Company has not directed that such shares be returned by a date certain. Accordingly, we have assumed, for the purposes of this opinion, that no shares of Common Stock have been reserved at this time for issuance to such former director.

         With your concurrence, our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

         Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts and the Federal law of the United States of America. Notwithstanding that the Company is a Texas corporation and that the Plan or any agreement issued thereunder provides that it should be governed by the laws of any jurisdiction other than the Commonwealth of Massachusetts, our opinion regarding the Shares is being rendered as if only the internal laws of the Commonwealth of Massachusetts were applicable thereto.

         We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

         Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

         We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,

                           BROWN, RUDNICK, FREED & GESMER

                           By: Brown, Rudnick, Freed & Gesmer, P.C., a Partner

                           By:    /s/ John G. Nossiff, Jr.
                                  --------------------------------------------
                                   John G. Nossiff, Jr., a Member